Exhibit 10.4

Arie Kotler

508 North Island

Golden Beach, Florida 33160

September 8, 2020

Morris Willner

1926 Coffee Pot Boulevard NE

St. Petersburg, FL 33704

Vilna Holdings

c/o Morris Willner

1926 Coffee Pot Boulevard NE

St. Petersburg, FL 33704

Re: Voting Support

Morris:

This letter (this “Letter Agreement”) is being delivered to Morris Willner, an individual residing at 1926 Coffee Pot Boulevard NE, St. Petersburg, FL 33704, and Vilna Holdings (each, a “Willner Party” and collectively, the “Willner Parties”), in connection with that certain Business Combination Agreement (the “BCA”), entered into on the date hereof, by and among Haymaker Acquisition Corp. II, a Delaware corporation (“HYAC”), ARKO Corp., a Delaware corporation (“Parentco”), ARKO Holdings Ltd., a company organized under the Laws of the State of Israel (the “Arko”), Punch US Sub, Inc., a Delaware corporation and Punch US Ltd., a company organized under the Laws of the State of Israel, relating to the proposed business combination between the Arko and HYAC. Unless otherwise defined herein, capitalized terms are used herein as defined in the BCA.

In connection with the transactions contemplated by the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. From and after the Closing of the transactions contemplated by the BCA until the seventh anniversary of the Closing, each Willner Party shall, and shall cause each of its affiliates to, vote or cause to be voted, all shares of Parentco Common Stock owned beneficially or of record, whether directly or indirectly, by such Willner Party or any of its affiliates, or over which such Willner Party or any of its affiliates maintains or has voting control, directly or indirectly, at any annual or special meeting of the stockholders of Parentco (including, if applicable, through the execution of one or more written consents if the stockholders of Parentco are requested to act through the execution of written consents), in favor of Arie Kotler if he is a nominee for election to the board of directors of Parentco.

2. This Letter Agreement and the obligations of the parties under this Letter Agreement shall automatically terminate upon the termination of the BCA in accordance with its terms prior to the Closing as contemplated thereunder. Upon termination, no party shall have any further obligations or liabilities under this Letter Agreement.

3. This Letter Agreement and BCA constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Letter Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).

4. This Letter Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement.

5. This Letter Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Letter Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Letter Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Letter Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

6. Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Letter Agreement.

7. This Letter Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

Sincerely,

ARIE KOTLER

/s/ Arie Kotler

Acknowledged and Agreed:

MORRIS WILLNER

/s/ Morris Willner

VILNA HOLDINGS

By:	/s/ Morris Willner
Name: Morris Willner
Title:

[Signature Page to Voting Letter Agreement]